EXHIBIT 2.2

         Amendment, dated as of December 23, 1998, by and among American Tower Corporation, a Delaware corporation ("ATC"), American Towers, Inc., a Delaware corporation ("ATI"), ATC Merger Corporation, a Delaware corporation ("ATMC"), and TeleCom Towers, L.L.C., a Delaware limited liability company ("TCT"), to the Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1998, by and among ATC, ATI, ATMC and TCT.

                              W I T N E S S E T H:

         WHEREAS, ATC, ATI and TCT are parties to an Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1998 (the "Merger Agreement"), providing for the merger of ATMC with and into TCT on the terms and conditions set forth therein; and

         WHEREAS, ATC, ATI, ATMC and TCT desire to amend the Merger Agreement in certain respects; and

         WHEREAS, the Boards of Directors of ATC, ATI and ATMC and the Management Committee of TCT and the TCT Members have heretofore authorized the officers of such companies to enter into amendments to the Merger Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

1.       DEFINED TERMS

         As used herein, unless the context otherwise requires, the terms defined in Appendix A to the Merger Agreement when used in this Amendment without definition shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Amendment or Appendix A to the Merger Agreement shall have such meanings when used in each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to "hereof," "herein" or similar terms are intended to refer to this Amendment as a whole and not a particular section, and references to "this Section" or "this Article" are intended to refer to the entire section or article and not a particular subsection thereof. The term "either party" shall, unless the context otherwise requires, refer to ATC, ATI and ATMC, on the one hand, and TCT, on the other hand.

2.       THE AMENDMENTS

                  (a) Conversion of TCT Units. Section 3.1 of the Merger Agreement shall be amended as follows:

                           (i) The title shall be amended to read in its entirety as follows: "Conversion of ATMC Common Stock and TCT Units";

                           (ii) The last sentence of the first  paragraph  shall
                  be amended to delete the last word, "paragraph" and insert in its place the words "two paragraphs"; and

                           (iii) The following  paragraph  shall be added as the
                  penultimate paragraph of Section 3.1:

                                    In the event the Monthly  Tower  Revenue Run
                           Rate of TCT for the month ended immediately prior to the Closing Date shall have been less than the TCT Target Monthly Tower Revenue Run Rate, the ATC Stock Consideration shall be reduced by a number of shares of ATC Common Stock determined as follows: (i) the difference between the actual Monthly Tower Revenue Run Rate of TCT and the TCT Target Monthly Tower Revenue Run Rate shall be determined (the "Revenue Shortfall"); (ii) the Revenue Shortfall shall be multiplied by twelve (12), and the result shall be multiplied by fourteen and eight-tenths (14.8) (the "Enterprise Value Shortfall"); and (iii) the Enterprise Value Shortfall shall be divided by the Closing Date Share Price; provided, however, that in no event shall the number of shares of ATC Common Stock to be delivered as part of the ATC Stock Consideration be reduced by more than 600,000 shares of ATC Common Stock. The term "TCT Target Monthly Tower Revenue Run Rate" shall mean the amount set forth opposite the month in which the Closing shall occur:

                               Month in which                  TCT Target
                               Closing Occurs               Revenue Run Rate
                               --------------               ----------------

                                     January                    $1,008,179
                                     February                   $1,022,862
                                     March                      $1,037,544
                                     April                      $1,052,226
                                     May                        $1,067,132
                                     June                       $1,079,143
                                     July and thereafter        $1,091,378

                           In the event that the Closing shall occur after June 1999, the Monthly Tower Revenue Run Rate of TCT shall be determined exclusively on the basis of its Monthly Tower Revenue Run Rate as of June 30, 1999, and no adjustment to the ATC Stock Consideration shall be made under this Section 3.1 on account of the amount of TCT's Monthly Tower Revenue Run Rate as of a date later than June 30, 1999.

                           Anything in this Section to the contrary notwithstanding, the parties shall have the right to terminate this Agreement in accordance with the provisions of Section 8.1(b) and Section 8.1(c), as applicable.

                  (b) Conditions to Obligations of ATC and ATMC. The provisions of Section 7.2(o) are deleted in their entirety and the section shall be designated with the term "Intentionally Omitted".

                  (c) Appendix A. Appendix A is amended to add the following definitions in their appropriate alphabetical order:

                           Enterprise  Value  Shortfall  shall have the  meaning
                  given to it in Section 3.1.

                           Revenue  Shortfall shall have the meaning given to it
                  in Section 3.1.

                           TCT Target  Monthly Tower Revenue Run Rate shall have
                  the meaning given to it in Section 3.1.

                  (d) TCT Disclosure Schedule. Sections 4.11(a) and 6.6 of the TCT Disclosure Schedule shall be deemed to have been amended to reflect the fact that TCT may change its stay bonus program to award up to $500,000 exclusively to sales persons in relation to their obtaining additional revenue-generating leases and contracts.


3.       GENERAL PROVISIONS

                  (a) No Other Changes in Merger Agreement. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect and shall not otherwise be amended, modified or changed by this Amendment.

                  (b)  Incorporation  by Reference.  The  provisions of Sections
         10.1 through 10.13, both inclusive, of the Merger Agreement shall be deemed incorporated herein by reference with the same force and effect as though set forth hereat in their entirety, except that any reference to the term "this Agreement" in any such incorporated provision shall be deemed to refer to this Amendment.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed this Amendment or caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                   American Tower Corporation


                                   By:  ____________________________________
                                           Name:
                                           Title:



                                   ATC Merger Corporation


                                   By:  ____________________________________
                                           Name:
                                           Title:


                                   American Towers, Inc.


                                   By:______________________________________
                                         Name:
                                         Title:


                                   TeleCom Towers, L.L.C.


                                   By:______________________________________
                                        Name:
                                        Title: